UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Rowan Companies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 15, 2010

Dear Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Rowan Companies, Inc. on April 29, 2010, at 9:00 a.m., local time, in the Beacon Room, Williams Tower, 2800 Post Oak Boulevard, 62nd Floor, Houston, Texas.

At the Annual Meeting, you will be asked to:

•	Elect four Class I directors to serve for three years and until their successors are duly elected and qualified;

•	Approve amendments to the Company’s Restated Certificate of Incorporation to eliminate all supermajority voting requirements;

•	Ratify the appointment of our independent auditors; and

•	Conduct other business as may properly come before the meeting or any adjournment or postponement thereof.

Please refer to the proxy statement for detailed information on each of these proposals.

It is very important that your shares are represented and voted at the meeting. Your shares may be voted electronically on the Internet, by telephone or by returning the enclosed proxy card. Your proxy will not be used if you are present and prefer to vote in person or if you revoke your proxy. We would appreciate your informing us on the proxy card if you expect to attend the meeting so that we can provide adequate seating.

We appreciate the continuing interest of our stockholders in the business of Rowan Companies, Inc., and we hope you will be able to attend the meeting.

Sincerely,

H. E. Lentz
Chairman of the Board of Directors

Rowan Companies, Inc.

2800 Post Oak Boulevard, Suite 5450

Houston, Texas 77056

Notice of Annual Meeting of Stockholders to be held April 29, 2010

Rowan Companies, Inc., a Delaware corporation, will hold its Annual Meeting of Stockholders (the “Annual Meeting”), on Thursday, April 29, 2010, at 9:00 a.m., local time, in the Beacon Room, Williams Tower, 2800 Post Oak Boulevard, 62nd Floor, Houston, Texas. The items of business are:

•	Elect four Class I Directors to serve for three years and until their successors are duly elected and qualified;

•	Approve amendments to the Company’s Restated Certificate of Incorporation (“Certificate”) and Amended to eliminate all supermajority voting requirements;

•	Ratify the appointment of our independent auditors; and

•	Conduct other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders as of the close of business on Wednesday, March 3, 2010, are entitled to notice of and to vote at the meeting and at any adjournment or postponement of the meeting. A list of these stockholders is available at the offices of the Company in Houston, Texas.

Melanie M. Trent

Corporate Secretary

Important Notice Regarding the Availability of

Proxy Materials for the Stockholder

Meeting to be Held on April 29, 2010

The proxy statement and annual report to stockholders and the means to vote by Internet are available at www.ProxyVote.com.

Your Vote is Important

Please vote as promptly as possible

by using the Internet or telephone or

by signing, dating and returning the Proxy Card

mailed to those who receive paper copies of this proxy statement.

If you hold Rowan Companies, Inc. shares with a broker or bank, you may also be eligible to vote via the Internet or by telephone if your broker or bank participates in the proxy voting program provided by Broadridge Investor Communication Services.

PROXY STATEMENT

This proxy statement and the proxy card are being provided to you in connection with the solicitation of proxies by the Board of Directors of Rowan Companies, Inc. for use at the 2010 Annual Meeting of Stockholders to be held on Thursday, April 29, 2010, in the Beacon Room of Williams Tower, 62nd Floor, 2800 Post Oak Boulevard, Houston, Texas, at 9:00 a.m. local time, and at any adjournment or postponement of the meeting. In this proxy statement, we refer to Rowan Companies, Inc. as “the Company,” “Rowan,” “we,” “our” or “us.”

The proxy is solicited by the Board of Directors of the Company (the “Board of Directors” or the “Board”) and is revocable by the stockholder any time before it is voted. This proxy statement, form of proxy and voting instructions are being made available to stockholders on or about March 15, 2010, at www.proxyvote.com. You may also request a printed copy of this proxy statement and the form of proxy by any of the following methods: (a) telephone at 800-579-1639 (b) internet at www.proxyvote.com; or (c) e-mail at sendmaterial@proxyvote.com. Our Annual Report, including financial statements for the fiscal year ended December 31, 2009, is being made available at the same time and by the same methods. The Annual Report is not to be considered as a part of the proxy solicitation material or as having been incorporated by reference.

Our principal executive office is located at 2800 Post Oak Boulevard, Suite 5450, Houston, Texas 77056, our telephone number is (713) 621-7800 and our website address is www.rowancompanies.com. Information contained on our website, including information referred to in this proxy statement, is not to be considered as part of the proxy solicitation material and is not incorporated into this proxy statement.

QUESTIONS AND ANSWERS ABOUT VOTING

Who is entitled to vote?

Only holders of record of the Company’s common stock on March 3, 2010 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof. As of the record date, there were                  shares of common stock outstanding and entitled to vote at the meeting. Each share of common stock is entitled to one vote on all matters. No other class of securities will be entitled to vote at the meeting. There are no cumulative voting rights.

A complete list of stockholders entitled to vote at the meeting will be open to the examination of any stockholder for any purpose germane to the Annual Meeting for a period of ten days prior to the meeting at the Company’s principal executive offices set forth above during ordinary business hours. Such list shall also be open to the examination of any stockholder present at the meeting.

If you hold your shares indirectly in the Rowan Companies, Inc. or the LeTourneau Technologies, Inc. savings plans (the “Saving Plans”), you have the right to direct the trustee of your plan how to vote as described on the separate instruction card sent to you by the trustee.

Who is soliciting my proxy to vote my shares?

Our Board of Directors is soliciting your proxy, or your authorization for our representatives to vote your shares. Your proxy will be effective for the Annual Meeting and at any adjournment or postponement of that meeting.

What are the Board of Directors’ Voting Recommendations regarding the election of directors and proposals?

The Board of Directors recommends that you vote as follows:

	Proposal to be Voted Upon	Recommendation

Proposal No. 1	Election of four Class I nominees to the Board of Directors	“FOR” Each Nominee

Proposal No. 2	Approval of the amendments to the Certificate	“FOR”

Proposal No. 3	Ratification of the Company’s independent auditors	“FOR”

What constitutes a quorum?

For business to be conducted at the meeting, a quorum constituting a majority of the shares of Rowan common stock issued and outstanding and entitled to vote must be in attendance or represented by proxy.

How do I give voting instructions?

Proxies may be submitted over the Internet, by telephone or by mail. Votes submitted over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on Wednesday, April 28, 2010. Giving us your proxy means you authorize the persons appointed as proxies to vote your shares at the Annual Meeting in the manner that you have indicated. If you sign and return the enclosed proxy card but do not indicate your vote, the appointed proxies will vote your shares FOR the Board’s director nominees, FOR the amendments to the Certificate, and FOR the ratification of the appointment of our independent auditors.

Can I change my vote?

A proxy may be revoked by a stockholder at any time before it is voted by giving notice of the revocation in writing to the Company’s Corporate Secretary at 2800 Post Oak Blvd, Suite 5450, Houston, Texas 77056, by submitting another valid proxy by mail, telephone or over the Internet that is later dated and, if mailed, is properly signed, or by voting in person at the meeting.

What are the requirements to elect the directors and approve each of the proposals?

The standard for the election of directors at the Annual Meeting will be majority voting, and a nominee for director will be elected to the Board if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election.

With respect to the amendments relating to supermajority voting provisions in the Certificate, the affirmative vote of at least 80% of the votes of holders of the shares outstanding and entitled to vote in the election of directors is required. If approved and adopted by the requisite vote of stockholders, the proposed amendment will become effective upon filing of the Certificate of Amendment with the Secretary of State of Delaware.

The ratification of the appointment of independent auditors requires the favorable vote of a majority of the votes cast.

If my shares are held in “street name” by my broker, will my broker vote my shares for me?

Under New York Stock Exchange rules, the proposal to ratify the appointment of independent auditors is considered a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least 10 days before the date of the meeting. In contrast, the election of directors and the amendment of the Certificate to eliminate supermajority voting provisions are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called “broker non-votes” will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote for directors or the amendments to Certificate. Because the amendments to the Certificate require approval by a percentage of all shares outstanding, broker non-votes will have the effect of a vote against these proposals.

We will post preliminary results of voting at the meeting on our investor relations web site promptly after the meeting.

What happens if I am a registered holder?

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us, to give your voting instructions by telephone or over the Internet or to vote in person by ballot at the meeting.

What happens if I abstain or withhold my vote on any proposal?

Abstentions are counted as present in determining whether the quorum requirement is satisfied. Abstentions from voting are not votes cast and will not be taken into account in determining the outcome of any of the proposals.

Does Rowan offer electronic delivery of proxy materials?

Yes. As permitted by Securities and Exchange Commission rules, we are making this proxy statement and our annual report available to stockholders electronically via the Internet on the Company’s website at www.rowancompanies.com/ investors. On March 15, 2010, we began mailing to our stockholders a notice containing instructions on how to access this proxy statement and our annual report and how to vote online. If you received that notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained on the notice or set forth in the following paragraph. This notice is not a form for voting.

If you received a paper copy of this proxy statement by mail and you wish to receive a notice of availability of next year’s proxy statement either in paper form or electronically via e-mail, you can elect to receive a paper notice of availability by mail or an e-mail message that will provide a link to these documents on our website. By opting to receive the notice of availability and accessing your proxy materials online, you will save the Company the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve environmental resources. To sign up for electronic delivery, please follow the instructions on your proxy card to vote by internet at www.proxyvote.com and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

What is “householding?”

Securities and Exchange Commission rules now allow us to deliver a single copy of an annual report and proxy statement to any household not participating in electronic proxy material delivery at which two or more stockholders reside, if we believe the stockholders are members of the same family. This rule benefits both you and the Company. We believe it eliminates irritating duplicate mailings that stockholders living at the same address receive and it reduces our printing and mailing costs. This rule applies to any annual reports or proxy statements. Each stockholder will continue to receive a separate proxy card or voting instruction card.

Your household may have received a single set of proxy materials this year. If you prefer to receive your own copy, or if you have received multiple copies and prefer a single set, please make your request by calling 800-579-1639, using the website www.proxyvote.com, or by e-mail at sendmaterial@proxyvote.com, or in writing to Rowan Companies, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing stockholders to consent to such elimination, or through implied consent if a stockholder does not request continuation of duplicate mailings. Since not all brokers and nominees may offer stockholders the opportunity this year to eliminate duplicate mailings, you may need to contact your broker or nominee directly to discontinue duplicate mailings to your household.

What if I plan to attend the Annual Meeting?

Attendance at the Annual Meeting will be limited to stockholders as of the record date. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts or by a bank or other nominee are required to show a brokerage statement or account statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

How does the Company solicit proxies?

We solicit the proxies and will bear the entire cost of this solicitation. The initial solicitation of proxies may be supplemented by additional mail communications and by telephone, fax, e-mail, Internet and personal solicitation by our directors, officers or other regular employees, or our proxy solicitor. No additional compensation for soliciting proxies will be paid to our directors, officers or other regular employees for their proxy solicitation efforts. We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies at a cost of $12,500 plus reasonable out-of-pocket expenses. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses in sending these materials to you.

What do I do if I receive more than one proxy card?

If you hold your shares in more than one account, you will receive a proxy card for each account. To ensure that all of your shares are voted, please sign, date and return the proxy card for each account or use the proxy card to vote by telephone or Internet. Please be sure to vote all of your shares.

Will there be any other business conducted at the Annual Meeting?

The Board of Directors is not aware of any other matters that are to be presented for action at the meeting. However, if any other matters properly come before the meeting, your shares will be voted in accordance with the discretion of the appointed proxies.

Who is the Transfer Agent?

Our Transfer Agent is Wells Fargo Shareowner Services. All communications concerning stockholders of record accounts, including address changes, name changes, common stock transfer requirements, and similar issues can be handled by contacting Wells Fargo Shareowner Services at 800-468-9716 (U.S.), 651-450-4064 (outside the U.S.), www.wellsfargo.com/shareownerservices or in writing at P.O. Box 64874, St. Paul, MN 55164-0874.

CORPORATE GOVERNANCE

Recent Corporate Governance Actions

Our Board of Directors been very proactive in recent years, taking decisive actions including: implementing a new strategic plan, effecting numerous corporate governance improvements, engaging closely with stockholders, recruiting new talent and improving processes and procedures throughout the Company. Specific examples include:

•	Recommending a vote for the elimination of all supermajority voting provisions in the Company’s certificate of incorporation in our 2010 Annual Meeting;

•	Terminating our Stockholder Rights Plan in November 2009;

•	Adopting a majority voting standard for routine director elections;

•	Electing a new Chief Executive Officer from outside the Company, W. Matt Ralls, after a thorough search of internal and external candidates;

•	Separating the roles of Chief Executive Officer and Chairman of the Board;

•	Pursuing active discussions with a significant stockholder (Steel Partners) that led to the election of John Quicke as a member of our Board of Directors;

•	Engaging in a process to “refresh” the Board of Directors over the next few years by reducing the size of the Board to nine or ten members and replacing a number of members;

•	Adding a new independent director with significant industry expertise, Thomas E. Hix;

•	Creating a Board of Directors comprised completely of independent members, other than our CEO, Mr. Ralls; and

•	Effecting numerous changes to our Corporate Governance Guidelines, Nominating & Corporate Governance Committee charter and Bylaws to provide better corporate governance.

Corporate Governance Guidelines

Our Board has adopted Amended and Restated Corporate Governance Guidelines (“Guidelines”) that, along with the charters of the Board committees, provide the framework for the governance of the Company. The Board’s Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the Guidelines at least annually, and recommending any proposed changes to the Board for approval. The Guidelines are available on our website at www.rowancompanies.com under Investor Relations—Governance.

Separation of Roles of Chairman and CEO

Effective January 1, 2009, the Board of Directors separated the roles of Chairman and CEO. Mr. Lentz serves as Chairman of our Board and Mr. W. Matt Ralls serves as our CEO and President. The Board determined to separate these roles to provide support and guidance to Mr. Ralls in his new position as CEO and President. Mr. Lentz had previously served as Lead Director.

Our Guidelines provide that the non-executive Chairman shall have the following responsibilities:

•	To be available to discuss with any director, strategic issues facing the Company and any concerns that a director may have regarding the Board, the Company, or management;

•

To facilitate information flow and communication between the Board and management, and to ensure that written information communicated by management to any director is readily available to all Board members;

•	To consult with the CEO and President with regard to the agenda and items to be discussed at Board meetings, and the scheduling of time available for discussion of all agenda items;

•	To be available to the CEO and President for advice and counsel on issues of significance to the Company;

•	To make determinations regarding the engagement of outside consultants and advisors who report directly to the Board of Directors;

•	To preside over meetings of stockholders; and

•

To oversee the process for stockholder communications with the Board and to be available for consultation and direct communication with major stockholders upon stockholder request or upon request of the Board or the CEO and President.

In addition, the non-executive Chairman shall preside at all meetings of the Board of Directors, including executive sessions; may attend all meetings of Board Committees, other than executive sessions; and has authority to call meetings of the independent directors.

Executive Sessions

During each of our Board of Directors’ regularly scheduled meetings, the non-management directors meet in executive session with our non-executive Chairman, Mr. Lentz, presiding.

Board Refreshment Process

In 2009, the Nominating and Corporate Governance Committee recommended, and the Board approved, the commencement of a process to “refresh” the Board of Directors over the next few years by reducing the size of the Board to nine or ten members and replacing a number of members. The Committee identified the following qualifications to consider in its evaluation of potential candidates:

•	Active, or recently retired, C—level executive officer with a global public company of comparable or greater size to Rowan

•	Successful career with industry background in oil services or an upstream energy company

•	Experience or knowledge in international operations and/or financial expertise

•	Diversity, gender, race or national origin

•	An individual who consistently contributes yet is sensitive to the opinions of others and supports consensus decisions that are in the best long-term interests of stockholders

•	An individual who views the Board’s role as a governing and oversight body that serves as a sounding board for executive management decisions

Specific Experience, Qualifications and Skills of the Members of Our Board of Directors

Our Board of Directors is comprised of highly qualified individuals with unique and special skills that assist in effective management of the Company for the benefit of our stockholders. In addition to the biographical information with respect to each of our directors under the heading “Election of Directors – Our Nominees for Class I Director” and “Election of Directors – Our Continuing Director,” the following table show additional experience and qualifications of our individual Directors:

Director	Specific Qualifications and Skills

Robert G. Croyle

•     Over 30 years of experience in the oil services industry

•     In-depth knowledge of the Company, served as an attorney and eventually Vice Chairman

•     Expertise in compensation and health, safety and environmental matters

William T. Fox III	• Financial expertise • Over 30 years in commercial banking, lending to energy companies

Sir Graham Hearne

•     CEO or Chairman of independent exploration and production company for 18 years, with extensive international operations

•     CFO of major UK public company for three years

•     Over 40 years’ experience as an independent director of a number of public and private enterprises

•     Extensive investment banking and legal experience

Thomas R. Hix

•     CFO of public company in oil and gas services for 17 years

•     Board member of public exploration and production company and public Board service of 20 years

•     Various officer/senior positions with offshore contract drilling company

Robert E. Kramek	• Commandant of the United States Coast Guard • President & COO of American Bureau of Shipping; expertise with offshore rigs • Led United States Delegation to the International Maritime Organization

Frederick L. Lausen	• Over 40 years of experience at oil and gas exploration and production companies • Extensive operational experience

H. E. Lentz	• Investment banker for 39 years • Financial expertise

Lord Colin Moynihan

•     Former Minister of Energy, United Kingdom; significant government experience related to energy

•     Board service and consulting in oil and gas industry for over 20 years

•     Significant international experience in energy industry

P. Dexter Peacock

•     Experience managing a large law firm; expertise in mergers/acquisitions and securities law

•     Advisor to Boards of Directors of public companies for over 30 years

•     Extensive international transactional experience

John J. Quicke	• Board service on eight public companies, over 15 years • Significant operating experience for over 20 years • Financial and accounting expertise

Director Independence

The Board undertakes its annual review of director independence in January of each year. During the review, the Board considers transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including the relationships reported below. The purpose of this review is to determine whether any relationships or transactions existed that were inconsistent with a determination that the director is independent. As a result of this review, the Board affirmatively determined that all of the directors are independent of the Company and its management, with the exception of Mr. Ralls, our Chief Executive Officer.

Mr. Peacock, a Class I director of the Company, is Of Counsel to Andrews Kurth LLP, a law firm from which Mr. Peacock retired as a partner in 1997. The Company seeks legal advice from many different law firms and often relies on Andrews Kurth for corporate and securities law matters. During 2009, we paid Andrews Kurth approximately $578,000 in legal fees, which the Company believes reflected market rates for services rendered. The 2009 fees were a small portion of total legal fees paid by the Company and the Company believes such fees represented less than one-fourth of one percent ( 1/4 of 1%) of the law firm’s 2009 revenues. The engagement of Andrews Kurth was approved by the Board of Directors. Mr. Peacock is paid an annual stipend of $100,000 as Of Counsel to the firm. This is a fixed sum and he does not actively practice law or participate in the earnings of the firm, and is not eligible for bonuses or other incentive payments.

Mr. Lentz, a Class I Director and Chairman of the Board of the Company, was formerly Managing Director of Barclays Capital from September 2008 through March 2009. Barclays Capital (formerly Lehman Brothers Inc.) is an investment banking firm that has provided investment banking services to the Company in the past and continues to advise the Company from time to time. After Mr. Lentz resigned from Barclays Capital in March 2009, Rowan, based on competitive bids, paid fees of $1.8 million in connection with the July 2009 public offering of $500 million Senior Notes.

Role of the Board in Risk Oversight

The Board of Directors requires that an annual assessment of risk be performed and has delegated to the Audit Committee oversight of that process. The enterprise risk management assessment is designed to take a portfolio view of risk and to identify potential events that may affect the Company, manage risks to be within the Company’s risk profile and to provide reasonable assurance regarding the achievement of Company objectives.

In 2009, the management team of the Company met to conduct a thorough assessment of potential risk facing the Company. Risks were rated as to severity and likelihood of threat, and management discussed what mitigation efforts were in place to assess each risk. To the extent the management team believed that mitigation efforts were not in place for a significant risk, an initiative to address such risk was assigned to the appropriate management representative. In January 2010, management presented the complete risk assessment to the Audit Committee, and the Committee reviewed the report and asked for modifications where it deemed necessary. The Audit Committee then provided a complete report to the Board of Directors.

The Compensation Committee is responsible for risks relating to employment policies and the Company’s compensation and benefits systems. To assist it in satisfying these oversight responsibilities, the Committee has retained its own compensation consultant and meets regularly with management to understand the financial, human resources and stockholder implications of compensation decisions being made.

Director Selection Process

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for, among other things, the selection and recommendation to the Board of Directors of nominees for election as directors. Working closely with the full Board, the Nominating and Corporate Governance Committee develops criteria for open Board positions, taking into account such factors as it deems appropriate, which may include: the current composition of the Board; the range of talents, experiences and skills that would best complement those already represented on the Board; the desire for a substantial majority of independent directors; and the need for financial, industry, international or other specialized expertise. Applying these criteria, the Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. The Committee may also consider retaining a third-party executive search firm to identify and review candidates.

Once the Committee has identified a prospective nominee (including prospective nominees recommended by stockholders), it makes an initial determination as to whether to conduct a full evaluation. In making this determination, the Committee takes into account the information provided to the Committee with the recommendation of the candidate, as well as the Committee’s own knowledge and information obtained through inquiries to third parties to the extent the Committee deems appropriate. The preliminary determination is based primarily on the need for additional Board members and the likelihood that the prospective nominee can satisfy the criteria that the Committee has established. If the Committee determines, in consultation with the Chairman of the Board and other directors as appropriate, that additional consideration is warranted, it may gather additional information about the prospective nominee’s background and experience and report its findings to the Committee. The Committee then evaluates the prospective nominee against the specific criteria that it has established for the position.

If the Committee decides, on the basis of its preliminary review, to proceed with further consideration, members of the Committee, as well as other members of the Board as appropriate, interview the nominee. After completing this evaluation and interview, the Committee makes a recommendation to the full Board, which makes the final determination whether to nominate or appoint the new director after considering the Committee’s report.

A stockholder who wishes to recommend a prospective nominee for the Board should notify the Company’s Secretary or any member of the Nominating and Corporate Governance Committee in writing with whatever supporting material the stockholder considers appropriate. The Committee will also consider whether to nominate any person nominated by a stockholder pursuant to the provisions of the Bylaws relating to stockholder nominations as described in “Stockholder Nominations for Director” below.

Stockholder Nominations for Director

Stockholders may nominate candidates for election as directors if they follow the procedures and comply with the deadlines specified in our Bylaws, as may be amended from time to time. A copy of our Bylaws is available to any stockholder who makes a written request to the Corporate Secretary. Stockholders may submit in writing recommendations for consideration by the Committee to our Corporate Secretary at 2800 Post Oak Blvd, Suite 5450, Houston, Texas 77056.

Recommendations should contain a detailed discussion of the qualifications of each recommended candidate and any other material information the stockholder wants the Committee to consider. Director nominees should have the highest professional and personal integrity, values and ethics, and must be committed to representing the interests of all stockholders of the Company. They must also meet the criteria set by the Committee. Director nominees must have sufficient time to carry out their duties effectively. They must have mature judgment developed through business experience and/or educational background and must meet criteria of independence and expertise that satisfy applicable NYSE and legal regulations. Each individual nominee must have the potential to contribute to the effective functioning of the Board of Directors as a whole.

On February 5, 2009, the Company and Steel Partners II, L.P. (“Steel”) entered into a letter agreement (as amended, the “Agreement”), pursuant to which Steel agreed not to seek to nominate any candidates to stand for election to the Board of Directors of the Company or engage in the solicitation of proxies with respect to the election or removal of directors or any other matter to be voted on at the 2009 Annual Meeting. The Company agreed to nominate a Steel designee for election to Class III of the Board at the 2009 Annual Meeting and to recommend the election and solicit proxies for the election of the Steel designee. Lawrence J. Ruisi was designated as the Steel designee. The Company also agreed that either

Mr. Ruisi or Mr. Quicke would serve on the Audit Committee and the other would serve on the Compensation Committee, effective promptly following the 2009 Annual Meeting.

At the 2009 Annual Meeting, Mr. Ruisi was elected by the stockholders. Immediately following the 2009 Annual Meeting, Mr. Quicke joined the Compensation Committee and Mr. Ruisi joined the Audit Committee. Under the Agreement, the Company’s obligations with respect to Mr. Ruisi’s Board membership and the Committee memberships of Mr. Quicke and Mr. Ruisi were to cease if Steel’s beneficial ownership fell below 5% of the outstanding Company shares. Steel’s ownership did fall below 5% in mid-2009 and accordingly, Mr. Ruisi resigned from the Board and the Audit Committee in July 2009; however, the Board asked Mr. Quicke to remain on the Compensation Committee and Mr. Quicke agreed.

Stockholder Proposals

Stockholder proposals intended for inclusion in our proxy materials for an Annual Meeting must be provided to us on a timely basis and satisfy the conditions set forth in Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”). A stockholder proposal intended for inclusion in our proxy materials for the 2011 Annual Meeting of Stockholders must be submitted in writing before November 16, 2010 to the Secretary of the Company at 2800 Post Oak Blvd, Suite 5450, Houston, Texas 77056. If a stockholder wishes to submit a proposal outside of the process of Rule 14a-8 under the Exchange Act, in order for such proposal to be considered “timely” for the purposes of Rule 14a-4(c) under the Exchange Act, the proposal must be received at the above address not later than January 30, 2011. In addition, our Bylaws require that proposals of stockholders made outside of Rule 14a-8 under the Exchange Act and nominations for the election of directors at the 2011 Annual Meeting of Stockholders must be submitted, in accordance with the requirements of our Bylaws, not earlier than December 30, 2010 nor later than January 29, 2011. Stockholders are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Communication with Directors

The Board of Directors has adopted the following process for stockholders and other interested parties to send communications to members of the Board. Stockholders and other interested parties may communicate with the Chairman, the chairs of the Audit, Compensation, and Nominating and Corporate Governance Committees of the Board, or with any of our other independent directors, by sending a letter to the following address: Rowan Companies, Inc., c/o Corporate Secretary, 2800 Post Oak Blvd., Suite 5450, Houston, Texas 77056.

Business Conduct Policies

We have a Code of Business Conduct and Ethics that applies to all of our employees and directors and we have a Code of Ethics for Senior Financial Officers of the Company that applies to our chief executive, chief financial and chief accounting officers; both policies are available on our website www.rowancompanies.com under Investor Relations — Governance.

Related Party Transaction Policy

Our Board of Directors has adopted a policy whereby all transactions with related parties must be made in compliance with the Sarbanes-Oxley Act and our Code of Business Conduct and Ethics. Such transactions must have a legitimate business purpose, and must be on terms no less favorable to us than could be obtained from unrelated third parties. Our Audit Committee is responsible for reviewing all related person transactions and potential conflict of interest situations involving employees and directors. Each of the transactions discussed below was reviewed by the Audit Committee and approved by the Board of Directors.

The Company employs an individual who is related to one of our named executive officers (“NEOs”). Since October 2008, Mr. Matt G. Keller has served as a marketing manager and is the brother of Mr.

Mark A. Keller, our Executive Vice President, Business Development. Mr. Matt G. Keller previously served as the manager of certain of our properties used for business entertainment (from August 2006 until October 2008) and as a vice president of one of our manufacturing subsidiaries (from January 2002 to August 2006). In 2009, he received approximately $156,000 in compensation (including $125,609 in base wages, $25,717 in profit sharing and bonus and $4,353 in value from restricted stock vesting).

The Company purchases equipment and related services from S&N Pump Co. (“S&N”) from time to time, in the ordinary course of business. S&N employs the sister and brother-in-law of John L. Buvens, one of our NEOs and our Executive Vice President, Legal. S&N is owned and operated by the family of Mr. Buvens’ brother-in-law. Mr. Buvens has no role in purchases by the Company from S&N. The Company believes the amounts paid to S&N for equipment and services purchased were reasonable and reflected prices comparable to those charged by S&N to third parties for similar equipment and services. In 2009 and 2008, amounts paid to S&N were approximately $2.7 million (approximately 7.5% of S&N sales) and $1.5 million (approximately 6% of S&N sales).

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors has three classes with directors in each class elected to serve for three years, and until their successors are duly elected and qualified.

•	Class I has four directors who are standing for election in 2010;

•	Class II has four directors who will stand for election in 2011; and

•	Class III has three directors who will stand for election in 2012.

The four nominees for Class I directors standing for election at the 2010 Annual Meeting are: Messrs. Fox, Hearne, Lentz and Peacock. Information with respect to the nominees for Class I director and our continuing directors is set forth below. It is the intention of the persons named in the accompanying proxy card, unless otherwise instructed, to vote to elect the Class I director nominees. In the event that any such nominee is unable or unwilling to serve as a director, discretionary authority is reserved to vote for a substitute. The Board of Directors has no reason to believe that any nominee named herein will be unable to serve if elected.

Our Nominees for Class I Directors

William T. Fox III Age 64 Director since 2001 Class I	Formerly Managing Director responsible for the global energy and mining businesses of Citigroup, a corporate banking firm, from 1994 to 2003; retired in 2003. Mr. Fox also serves on the Board of Cloud Peak Energy Inc.

Sir Graham Hearne Age 72 Director since 2004 Class I	Formerly Chairman of Enterprise Oil plc, an oil and gas exploration and production company, from 1991 to 2002, and Chief Executive Officer from 1984 to 1991; retired in 2002.

H. E. Lentz Age 65 Director since 1990 Class I	Chairman of the Board of Directors of the Company. Managing Director of Lazard Frères & Co., an investment banking firm, since June 2009. Formerly Managing Director of Barclays Capital, an investment banking firm and successor to Lehman Brothers, from September 2008 to March 2009. Consultant to Lehman Brothers in 2003 and Advisory Director of Lehman from 2004 to September 2008. He also serves on the Boards of Peabody Energy Corp. and CARBO Ceramics, Inc.

P. Dexter Peacock Age 68 Director since 2004 Class I	Formerly Managing Partner of Andrews Kurth LLP, a law firm, retired as a Partner in 1997; Of Counsel to Andrews Kurth since 1997. He also serves on the Board of Cabot Oil & Gas Corporation.

Recommendation of the Board

The Nominating and Corporate Governance Committee has recommended to the Board, and the Board also recommends, that the stockholders vote FOR the election of each of the Class I director nominees at the Annual Meeting to serve until the 2013 Annual Meeting and until their successors are duly elected and qualified.

Our Continuing Directors

R. G. Croyle Age 67 Director since 1998 Class II	Formerly Vice Chairman and Chief Administrative Officer of the Company from August 2002 to December 2006; retired in 2006. He also serves on the Boards of Boots & Coots, Inc. and Magellan Midstream Partners, L.P., and previously served on the Board of Magellan Midstream Holdings GP, LLC.

Lord Moynihan Age 54 Director since 1996 Class II	Executive Chairman of Pelamis Wave Energy since August 2005. Senior Partner of London-based CMA, an energy advisory firm, since 1993. Executive Director of Clipper Windpower Inc. and Chairman of Clipper Windpower Europe Limited, a wind turbine technology company, from 2004 to 2007. Active Member of the House of Lords since 1997 and Chairman of the British Olympic Association.

W. Matt Ralls Age 60 Director since 2009 Class II	President and Chief Executive Officer since January 2009. Executive Vice President and Chief Operating Officer of GlobalSantaFe Corporation, an international contract drilling company, from June 2005 until November 2007. Prior to that time Mr. Ralls served as Senior Vice President and CFO of GlobalSantaFe. He also serves on the Board of Complete Production Services, Inc. and previously served on the Boards of El Paso Partners, Enterprise Products Partners L.P. and Enterprise Products, G.P.

John J. Quicke Age 60 Director since 2009 Class II	Mr. Quicke has served as a Managing Director and an operating partner of Steel Partners LLC, a global management firm, since 2005. Mr. Quicke is currently President, CEO and a director of Del Global Technologies Corp., an imaging and electronic systems company, and interim President and CEO and a director of Adaptec, Inc., a data storage solutions company. He is a director of WHX Corporation. Mr. Quicke previously served as a director of Angelica Corporation, Layne Christensen Company, and NOVT Corporation. Previously Mr. Quicke served in various capacities at Sequa Corporation, a diversified manufacturer. From 2004 to 2005 he served as Vice Chairman and Executive Officer, and served as a director of the company from 1993 to 2005.

Thomas R. Hix Age 62 Director since 2009 Class III	Business consultant since January 2003. Senior Vice President of Finance and Chief Financial Officer of Cooper Cameron Corporation, an oil and gas products and services company, from 1995 to 2003. He also serves on the Board of El Paso Corporation and previously served on the Board of TODCO from 2004 until it was acquired in 2007.

Robert E. Kramek Age 70 Director since 2007 Class III	Past President of the Society of Naval Architects and Marine Engineers from 2007 to 2009. President, Chief Operating Officer and Director of the American Bureau of Shipping from 2003 through 2006. Mr. Kramek also serves on the Board of First Command Financial Services, Inc., an investment company.

Frederick R. Lausen Age 72 Director since 2000 Class III	Formerly Vice President of Davis Petroleum, Inc., an oil and gas exploration and production company; retired in 2002.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has five standing committees: Audit, Compensation, Health, Safety & Environment, Nominating and Corporate Governance and Executive. Information regarding these committees is provided below. The charters of the Audit, Nominating and Corporate Governance and Compensation Committees are available on the Company’s website, www.rowancompanies.com under “Investor Relations – Governance” and in print to any stockholder who requests them from the Company’s Secretary.

The members of the Audit Committee are:

William T. Fox III, Chair

Thomas R. Hix

Robert E. Kramek

The Audit Committee is directly responsible for the engagement, compensation and oversight of the independent registered public accounting firm engaged to issue an audit report on the Company’s financial statements. In addition, the committee oversees our financial and accounting processes, certain compliance matters, performance of our internal audit function and our risk management assessment. The Audit Committee met five times during 2009. All of the members of the Audit Committee are independent within the meaning of SEC regulations and the listing standards of the New York Stock Exchange. The Board has determined that each of Mr. Fox and Mr. Hix are qualified as audit committee financial experts within the meaning of SEC regulations, and that they have accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange.

The members of the Compensation Committee are:

P. Dexter Peacock , Chair

Sir Graham Hearne

H.E. Lentz

John J. Quicke

The Compensation Committee is responsible for reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s chief executive officer, evaluating the performance of the chief executive officer and, either as a committee or together with the other independent members of the Board, determining and approving the compensation level for the chief executive officer and making recommendations regarding compensation of other executive officers and certain compensation plans to the Board (the Board has delegated to the Committee the responsibility for approving these arrangements). Additional information on the roles and responsibilities of the Compensation Committee is provided under the heading “Compensation Discussion and Analysis,” below. In 2009, the Compensation Committee met six times. All of the members of the Committee are independent within the meaning of the listing standards of the New York Stock Exchange.

The members of the Health, Safety & Environment Committee are:

Lord Colin Moynihan, Chair

Robert G. Croyle

Robert E. Kramek

The Health, Safety & Environment Committee reviews our performance and policies with respect to health, safety and environmental matters and makes recommendations to the Board regarding such matters. In 2009, the Health, Safety & Environment Committee met three times.

The members of the Nominating and Corporate Governance Committee are:

Sir Graham Hearne, Chair

William T. Fox III

Frederick R. Lausen

H.E. Lentz

Lord Moynihan

The Nominating and Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of the Company’s Guidelines. In addition, the Committee assists the Board in developing criteria for open Board positions, reviews background information on potential candidates and makes recommendations to the Board regarding such candidates. The Committee also supervises the Board’s annual review of director independence and the Board’s annual self-evaluation, makes recommendations to the Board with respect to Committee assignments and oversees the Board’s director education practices. The Committee met six times during 2009. All of the members of the Nominating and Corporate Governance Committee are independent within the meaning of the listing standards of the New York Stock Exchange.

The members of the Executive Committee are:

W. Matt Ralls, Chair

William T. Fox

Sir Graham Hearne

H.E. Lentz

P. Dexter Peacock

The Executive Committee serves primarily as a means for taking action requiring Board approval between regularly scheduled meetings of the Board. The Executive Committee is authorized to act for the full Board on matters other than those specifically reserved by Delaware law to the Board. In practice, the Committee’s actions are generally limited to matters such as the authorization of transactions including corporate credit facilities and borrowings. The Executive Committee did not meet in 2009.

DIRECTOR COMPENSATION AND ATTENDANCE

Depending on participation on committees and attendance at meetings, in 2009, our non-employee directors received the compensation shown below, plus reimbursement for reasonable travel expenses. Mr. Ralls is an employee of the Company and does not receive any additional compensation for serving as a director.

	Annual Retainer	Meeting Fee	Telephonic Meeting Fee
Board of Directors	$ 40,000	$2,000	$1,000
Audit and Compensation Committee(1)	$15,000 (Chair)	$2,000	$1,000
HSE and NCG Committee	$10,000 (Chair)	$2,000	$1,000
Chairman(2)	100,000	—	—

(1)	In May 2009, the Board approved increasing the retainer for the Chair of the Compensation Committee from $10,000 to $15,000.
(2)	This retainer is in addition to the other retainers and meeting fees payable.

In 2009, each non-employee director received a grant of 3,000 restricted stock units (“RSUs”) under the 2009 Rowan Companies, Inc. Incentive Plan (the “2009 Plan”). Such RSUs vest on the date of the next annual meeting and are settled upon retirement from the Board. Newly elected outside directors receive 1,000 RSUs upon their election.

All of our incumbent directors attended 75% or more of the meetings of the Board and committees upon which they served during 2009. The Board of Directors held 11 meetings in 2009 (six in-person meetings and five telephonic meetings). Directors are strongly encouraged to attend our Annual Meetings of Stockholders, and each of our directors attended our 2009 meeting.

The following table shows the aggregate compensation awarded to or earned by our directors during 2009.

Director Compensation for Fiscal Year 2009

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards(2)(3)($)	Total($)
R. G. Croyle	59,000	52,170	111,170
William T. Fox III	85,000	52,170	137,170
Sir Graham Hearne	81,000	52,170	133,170
Thomas R. Hix (4)	38,667	69,560	108,227
John R. Huff(5)	34,000	—	34,000
Robert E. Kramek	68,000	52,170	120,170
Frederick R. Lausen	67,000	52,170	119,170
H. E. Lentz	171,000	52,170	223,170
Lord Moynihan	76,000	52,170	128,170
P. Dexter Peacock	95,000	52,170	147,170
John J. Quicke	56,000	69,560	125,560
Larry Ruisi(6)	21,667	69,560	91,227

(1)	Amounts reflect retainer and meeting fees earned in 2009.
(2)	The amount in the table reflects the aggregate grant date fair value related to the 2009 grants (3,000 RSUs awarded to each continuing director and 1,000 RSUs granted to each new director in May 2009), based upon the number of RSUs awarded and the fair market value of our common stock on the grant date calculated in accordance with FASB ASC Topic 718. We account for RSU awards as a “liability” award under ASC 718. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 7 of the Notes to Consolidated Financial Statements in our 2009 Annual Report on Form 10-K. The aggregate number of RSUs held by each director is shown in “Security Ownership of Certain Beneficial Owners and Management” below.
(3)	No amounts were expensed in 2009 in connection with stock option awards. We have not issued stock options to non-employee directors since 2004 and all outstanding options are fully vested. The aggregate number of stock options held by each director is shown in “Security Ownership of Certain Beneficial Owners and Management” below.
(4)	Mr. Hix was elected to the Board in May 2009.
(5)	Mr. Huff retired from the Board in May 2009.
(6)	Mr. Ruisi was elected to the Board in May 2009 and resigned from the Board in July 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables show the beneficial ownership of outstanding shares of our common stock as of February 26, 2010 (based on 113,834,940 shares outstanding as of that date) for the following persons:

•	Each director or nominee;

•	Our principal executive officer during 2009, our principal financial officer and the other three highest paid officers of the Company; and

•	All of our directors and executive officers as a group.

For our directors and officers, the information includes shares that they could acquire through April 27, 2010 by the exercise of stock options. As of February 26, 2010, none of the shares shown below were pledged. Unless otherwise indicated, each individual has sole voting and dispositive power with respect to the shares shown below. None of the officers or directors owns one percent or more of our common stock (other than the group ownership noted in footnote 6 to the table).

	Restricted(1)	Shares	Savings Plan(2)	Options
Directors:
R. G. Croyle	10,127	11,958	—	204,020
William T. Fox III	17,169	9,000	—	6,000
Sir Graham Hearne	14,002	1,000	—	10,000
Thomas R. Hix	4,000	—	—	—
Robert E. Kramek	10,127	—	—	—
Frederick R. Lausen(3)	17,169	23,000	—	6000
H. E. Lentz(4)	17,169	39,100	—	6000
Lord Moynihan(5)	17,169	4,000	—	6000
P. Dexter Peacock	14,002	3,500	—	10,000
John J. Quicke(6)	4,000	—	—	—
W. Matt Ralls	89,874	175	—	—
Other NEOs:
D. P. Russell	84,796	9,624	10,316	32,822
M. A. Keller	72,107	56,071	4,469	130,495
J. L. Buvens	30,050	28,879	—	94,672
W. H. Wells (7)	29,995	23,529	12,030	56,983
All Directors and Executive Officers as a group (24 persons)(8)	601,286	265,963	31,819	697,875

(1)	For each of our non-employee directors, amounts shown are RSUs that are fully vested and may be converted to cash or stock upon a director’s termination of service from the Board. For each of our officers, amounts shown are shares of restricted stock over which such officer has voting power but not dispositive power.
(2)	Savings Plan participants have sole voting power and limited dispositive power over such shares.
(3)	Mr. Lausen’s shares are owned jointly with his wife.
(4)	Includes 100 shares held in a trust for the benefit of Mr. Lentz’s adult son and Mr. Lentz serves as trustee. Mr. Lentz disclaims beneficial ownership of such shares.
(5)	Shares held by Lord Moynihan include 3,000 shares held indirectly through a pension trust.
(6)	Mr. Quicke is part of a “group” for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934 and may be deemed to beneficially own 1,745,017 shares (or approximately 1.5% of outstanding shares) owned or controlled by Steel Partners II, L.P. as of December 31, 2009. Mr. Quicke disclaims beneficial ownership of such shares.

(7)	Does not include 200 shares held by Mr. Wells’ father-in-law; Mr. Wells disclaims beneficial ownership of such shares.
(8)	Aggregate amount beneficially owned represents 0.8% of our outstanding shares of common stock.

As of February 26, 2010, the Company did not know of any person who beneficially owned in excess of 5% of the Company’s outstanding shares of common stock, except as set forth in the table below:

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class(1)
First Pacific Advisors, LLC(2)	7,041,600	6.2%
11400 West Olympic Blvd., Suite 1200 Los Angeles, CA 90064

BlackRock, Inc.(3)	15,146,379	13.3%
40 East 52nd Street New York, NY 10022

State Street Corporation(4)	5,907,895	5.2%
State Street Financial Center One Lincoln Street Boston, MA 02111

Vanguard Group, Inc.(5) 100 Vanguard Blvd Malvern, PA 19355	5,718,590	5.0%

(1)	Based on 113,834,940 shares of common stock were issued and outstanding as of February 26, 2010.
(2)	As reported on Schedule 13G (filed with the SEC on February 11, 2010) by First Pacific Advisors, LLC. (“FPA”), Robert L. Rodriguez, Managing Member of FPA and J. Richard Atwood, Managing Member of FPA and Steven T. Romick, Managing Member of FPA. FPA, in its capacity as investment adviser to its various clients, may be deemed to be the beneficial owner of the shares reported above, as in its capacity as investment adviser it has the power to dispose, direct the disposition of, and vote the shares of the issuer owned by its clients. Each of Messrs. Rodriguez, Atwood and Romick, as part-owners and Managing Members of FPA, is a controlling person of FPA and may be deemed to beneficially own such shares, and each disclaims beneficial ownership of such shares.
(3)	As reported on Schedule 13G (filed with the SEC on January 8, 2010) by BlackRock, Inc. and certain of its subsidiaries. BlackRock reports sole investment and sole dispositive power with respect to all shares reported above.
(4)	As reported on Schedule 13G (filed with the SEC on February 12, 2010) by State Street Corporation, acting in various fiduciary capacities. The reporting person has shared voting and dispositive power of the shares reported above, and disclaims beneficial ownership of such shares.
(5)	As reported on Schedule 13G (filed with the SEC on February 8, 2010) by Vanguard Group Inc. The filing reports sole voting power over 181,245 shares, sole dispositive power over 5,556,645 shares and shared dispositive power over 161,945 shares.

COMPENSATION COMMITTEE REPORT

The Compensation Committee (the “Committee”) has reviewed and discussed the Compensation Discussion and Analysis, as provided below, with management. Based on its review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee of the Board of Directors

P. Dexter Peacock, Chairman

Sir Graham Hearne

John J. Quicke

H. E. Lentz

March 4, 2010

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Committee

In 2009, our Compensation Committee (the “Committee”) was composed of four independent board members: P. Dexter Peacock, Chairman, Sir Graham Hearne, John J. Quicke and H. E. Lentz. Mr. Peacock, with input from the other Committee members, directs the agenda for each meeting of the Committee and seeks input from management and the Committee’s independent compensation consultant.

Typically, the Company gathers information requested by the Committee and management makes recommendations with respect to certain compensation matters and ensures that the Committee members receive materials in advance of a meeting. Mr. Peacock usually invites the Company’s CEO, the Vice President, Human Resources and the Vice President, Finance & CFO to attend the Committee meetings. During each Committee meeting, members of management are excused to permit the Committee to meet alone with its advisors and in executive session.

Our NEOs are all corporate officers of the parent company. Employees of our Manufacturing Division have compensation and benefit plans that are similar but not identical to our corporate employees and Drilling Division employees.

Objectives of Our Compensation Program

The Committee’s goals in setting compensation for our NEOs are to:

•	Provide a direct relationship between executive pay and Company performance, both on a short-term and a long-term basis;

•	Emphasize financial and/or operational performance measures that contribute to value creation over the longer term;

•	Align management’s interests with those of our stockholders;

•	Support our strategic plan and motivate our executives to fulfill that plan;

•	Ensure that our compensation levels are competitive with peer companies in order to retain and motivate our executives; and

•

Ensure that a significant portion of compensation of our senior management is performance-based and therefore at risk of forfeiture since those officers have the greatest ability to affect the Company’s performance.

Role of the Compensation Consultant

Each year, the Committee retains a compensation consultant to assist in the continual development and evaluation of compensation policies and the Committee’s determinations of compensation awards. The Committee’s consultant attends Compensation Committee meetings, meets with the Committee without management present and provides third-party data, advice and expertise on proposed executive and director compensation and plan designs. At the direction of the Committee, the consultant reviews management recommendations and advises the Committee on the matters included in the materials, including the consistency of proposals with the Committee’s compensation philosophy and comparisons to programs at other companies. At the request of the Committee, the consultant also prepares its own analysis of compensation matters, including positioning of programs in the competitive market and the design of plans consistent with Committee’s compensation philosophy.

For the first half of 2009, the Committee engaged Hewitt Associates (“Hewitt”) as its compensation consultant. Hewitt did not provide other services to the Company. In the second half of 2009, the Committee engaged Cogent Compensation Partners (“Cogent”) for advice on all executive compensation matters going forward. Cogent does not provide other services to the Company.

Comparative Information Utilized by the Committee

The Committee believes it is imperative to ensure that our compensation program is in line with the market in which we compete for talent. In 2009, the Committee reviewed data from two groups of companies — a direct peer group and a broader energy group. For both of the groups, Hewitt gathered data from both publicly available and other sources of compensation survey information, reviewed raw data and performed regression analyses, where necessary, in assessing market compensation data to provide appropriate comparisons based on company size, complexity and performance, and individual role and job content.

In 2009, the Committee utilized the following direct peer group:

Atwood Oceanics, Inc.	Noble Corporation

Diamond Offshore Drilling, Inc.	Patterson-UTI Energy, Inc.

ENSCO International Incorporated	Pride International, Inc.

Helmerich & Payne, Inc.	Transocean Inc.

Nabors Industries Ltd.	Unit Corporation

The broader energy group consisted of 21 oil and gas and energy services companies, with median revenue of approximately $2.0 billion. The Committee used this group data as a point of reference, but typically based its decisions with reference to the direct peer group.

Ameron International Corporation	El Paso Corporation	Noble Energy, Inc.

Baker Hughes Incorporated	Equitable Resources Inc.	Pioneer Natural Resources

BJ Services Company	Exterran Holdings, Inc.	Plains Exploration & Production

Cabot Oil & Gas, Inc.	FMC Technologies Inc.	Pride International, Inc.

Cameron International Corporation	Forest Oil Corporation	Schlumberger Limited

Chicago Bridge & Iron Company	Newfield Exploration Corporation	Southwestern Energy Company

Cimarex Energy Company	Noble Corporation	St. Mary Land & Exploration Co.

The Committee reviews comparator groups annually and updates the groups as appropriate to ensure the Committee is reviewing size-appropriate companies against which the Company competes for talent and stockholder investment. The Committee reviews comparative information for each component of compensation (including base salary, short- and long-term compensation and other benefits). The Committee has deliberately not set a percentile target for compensation but rather subjectively considers each individual situation, including experience, tenure in current position and individual performance.

In October of 2009, based on a review by its independent advisor, the Committee approved changes to the definition of its competitive market. These changes included removing Nabors Industries from the direct peer group since, in the opinion of the consultant; Nabors’ pay policies are not considered typical market practices. Additionally, the Committee decided not to use the broader energy group after 2009. In 2010, the Committee will instead use a reference group of energy industry companies with similar size and business characteristics in order to achieve better statistical validity in its market comparisons. No compensation decisions were made in 2009 based on the updated direct peer group or the reference group.

No Compensation Adjustments in 2009; Discontinuance of Profit Sharing Plan

In 2009, given industry conditions, management of the Company suggested, and the Committee and the Board agreed, that no adjustments to base salary, short-term incentive targets or long-term incentive targets should be made for any of the Company’s officers. In addition, the Company discontinued its broad-based profit sharing plan for the foreseeable future.

Role of CEO in Compensation Decisions

In 2009, our CEO performed the following functions in our compensation decision process:

•	Recommended that no changes be made to base salaries, short-term or long-term incentive targets given the drilling industry and financial market conditions;

•	Recommended changes to the short-term and long-term plans to ensure more direct alignment with strategic initiatives and long-term stockholder value;

•	With the management team, developed short-term and long-term goals to be considered by the Committee for the 2009 AIP and the long-term incentive plan;

•	Approved other elements of compensation or personnel matters including:

o	Changes in pay or title to employees below the NEOs;

o	Levels of equity awards for executives below the NEO level and for key non-officer employees under the 2009 Plan; and

o	Agreements or arrangements relating to the terms of employment, continued employment or termination of employment with respect to employees below the officer level.

After review of the CEO’s recommendations and a review of all relevant compensation data presented to the Committee, the Committee made its own assessment and recommendations to the Board of Directors regarding the compensation package for each NEO.

Elements of Compensation

An executive’s compensation consists of:

•	Base salary paid in cash;

•	Annual incentive paid in cash;

•	Annual award under long-term incentive plan;

•	Perquisites; and

•	Benefits.

The balance among these components is established annually by the Committee and is designed to recognize past performance, retain key employees and encourage future performance. When conducting its annual deliberations, the Committee reviews each component against both historical and recent comparative statistics as well as anticipated trends in compensation with reference to the comparator groups.

Base Salary. The base salaries for NEOs are reviewed annually by the Committee. For each NEO, the Committee reviews pay information for such position among our comparator companies to ensure the NEO salaries remain competitive. The Committee does not target a specific percentile of the market data since it feels the competitive conditions and the circumstances of the individual need to be considered, such as tenure in the position, responsibilities of the position as well as the individual’s performance. There is no specific weighting given to each factor.

For the NEOs below the CEO, the Committee also receives a recommendation from the CEO as to suggested salary adjustments. The Committee considers those recommendations and receives a performance review of each member of management from the CEO. Utilizing all of this information, the Committee then determines what, if any, salary adjustment will be made. In 2009, no adjustments were made to base salaries of the NEOs.

Annual Incentive Compensation. In 2009, the NEOs participated in a targeted bonus plan (the “2009 Bonus Plan”). Each participant in the 2009 Bonus Plan has an incentive target that is a percentage of base salary. Awards are generally based on performance of our Drilling Division, which provides the large majority of the Company’s earnings. Approximately 320 employees participated in the 2009 Bonus Plan. The plan used five financial and operational metrics, as described below, each based on the Drilling Division’s performance. The bonus pool could be as low as zero or as high as 200% of target depending on the achievement of the metrics shown below.

Metric	Percent of Possible Bonus Pool	Percent of Metric Achieved in 2009	Funding of Bonus Pool
Achievement of budgeted EBITDA for 2009(1)	25%	36%	9%
Actual costs compared to 2009 budget(2)	25%	200%	50%
Safety performance(3)	20%	200%	40%
Capital projects(4):
Newbuild construction	15%	200%	30%
Other capital projects	5%	100%	5%
Contracted non-productive time(5)	10%	61%	6%
Total:	100%		140%

(1)	Our 2009 Drilling Division EBITDA (earnings before interest, taxes, depreciation and amortization) was 87.3% of our budget, which resulted in an achievement of 36% of the allocation of this metric.
(2)	“Actual costs” are Drilling operations’ costs plus selling, general and administrative costs, excluding insurance costs and reimbursables. Our 2009 actual costs were 89.4% of budget, which resulted in an achievement of 200% of the allocation of this metric.
(3)	Safety performance is derived from Drilling Division internal incident reporting by comparing the trailing total recordable incident rate (“TRIR”) with Company goals. The target metric for safety was set as a 20% improvement over 2008 TRIR results, or a 2.0 TRIR. In 2009, the Drilling Division had record safety results, with a TRIR of 1.53, a 42% improvement over 2008, which resulted in an achievement of 200% of the allocation of this metric.

(4)	Of the 20% capital projects goal, 15% is based on construction of our newbuild offshore jack-up rigs remaining on time and on budget. As of December 31, 2009, our newbuild projects are 1.2% under budget and remain on schedule, which resulted in an achievement of 200% of the allocation of this portion of the metric. The remaining 5% of this capital projects goal is determined by other capital expenditure projects and adherence to schedule, budget, work readiness upon leaving the ship yard, use of our project software and certain other qualitative factors. The results of these capital projects were at target, or 100% of the allocation of this portion of the metric.
(5)	Contracted non-productive time refers to any period when one of our rigs is on location and under contract but not operational due to equipment failure or other unplanned stoppage. In an effort to reduce non-productive time, the target for this metric was set at a 25% reduction from the 2008 level, and the threshold was set at a 10% reduction. We were able to reduce non-productive downtime by 13%, which resulted in an achievement of 6.1% of the allocation of this metric.

Once the Committee approved the calculation of the achievement of the metrics as shown above, the Committee funded the 2009 Bonus Plan pool at 140%. For three of our officers, Messrs. Ralls, Buvens and Wells, given their responsibilities regarding our Manufacturing Division, 10% of their target bonuses are determined with reference to the Manufacturing Division bonus plan, which employed market segment and company-wide targets for revenues and margins, cost control and profitability, cash flow, safety and inventory reduction among others. Taking into account the Manufacturing Division’s 2009 performance, which achieved an average 158% payout versus target, the bonus allocation for Messrs. Ralls, Buvens and Wells increased from 140% to 141.8%.

The Committee then approved the 2009 bonus for our CEO, taking into account the Board’s evaluation of Mr. Ralls’ performance in 2009, and approved the bonuses to be paid to our NEOs. The CEO then allocated the remaining bonus pool among the Company’s operating and corporate groups based on each group’s performance.

Long-Term Incentive Compensation. In 2009, awards were made by determining a dollar amount of targeted compensation to be delivered to the NEO (based on a multiple of base salary), and then granting equity awards that have a calculated value equal to that amount on the date of grant. In 2009, the Committee determined to provide the long-term incentive value by awarding 50% of the target amount in shares of restricted stock and 50% in stock appreciation rights (SARs). Such awards were made under the stockholder-approved 2009 Plan:

•

Restricted Stock: 50% of the targeted value was delivered in shares of restricted stock that vest in equal installments over a three-year period. Dividends accrue from the date of grant and are paid at the time of vesting. The value of restricted stock granted was determined by the fair market value (defined in the 2009 Plan as the volume weighted average price of the Company’s common stock on the day of grant, or $17.39 per share), discounted by 4% to reflect the time-based restrictions on the stock.

•

SARs: 50% of the targeted value was delivered in SARs that vest in equal installments over a three-year period. The value of the SARs granted was based on a Black-Scholes valuation that provided a 55.23% value compared to fair market value on the date of grant.

Effective January 1, 2009, W. Matt Ralls became the Chief Executive Officer of the Company. In the first few months of 2009, Mr. Ralls and the management team developed the Company’s strategic plan, which included many strategic initiatives that the management team and the Board of Directors believed were critical to enhance long-term stockholder value. As described below under “2009 Adoption of Strategic Equity Scorecard Approach,” the Committee has devised a new long-term incentive approach to ensure that management remains focused on achieving the Company’s strategic objectives. Due to the timing of Mr. Ralls’ hiring, and the adoption of the strategic plan, this new approach was not in place for 2009 awards.

Annual LTIP awards are expected to be made in March of each year. Any equity awards to newly hired executive officers below the NEO level are recommended by the CEO and approved by the Committee at the next regularly scheduled Committee meeting on or following the hire date. Since 2003, all option grants have had market-based exercise prices.

The Committee believes that the design of the Company’s compensation program is generally appropriate and competitive. The Committee made significant changes to the 2009 Annual Incentive Plan (“AIP”) and the long-term incentive program during 2009, as described below, in light of economic and industry conditions.

Clawback Provision of 2009 Plan

Our 2009 Plan contains a clawback provision that provides that, if within five years of the grant or payment of an award under the 2009 Plan, (1) the Company’s reported financial or operating results are subject to a material negative restatement or (2) a participant engages in conduct which is fraudulent, negligent or not in good faith, and which disrupts, damages, impairs or interferes with the business, reputation or employees of the Company or its affiliates (as determined in the sole discretion of the Committee), then in each case the Committee may, in its discretion, seek to recoup all or a portion of such grant or payment.

2009 Adoption of Strategic Equity Scorecard Approach

In 2009, the Committee revised the long-term incentive compensation program for the Company in order to more closely align executive behavior with the strategic long-term objectives of the Company. The Committee believes that the offshore drilling industry presents unique challenges in designing a long-term incentive program, such as:

•	Highly capital intensive;

•	Long lead times on capital decisions;

•	Very cyclical demand;

•	Tied to volatile commodity prices and demands;

•	Current managers live with capital decisions made by previous management teams; and

•	Values depend heavily on the stage of the industry cycle.

Despite these challenges, retaining and motivating managers through the cycle is critical to creating stockholder value over time. Due to the challenging cyclical nature of the drilling industry and the resulting stock price volatility, traditional long-term incentive equity approaches fall short of providing meaningful performance linkage for the Company and the executive. Traditional incentive-based awards, such as restricted stock, lack a sufficient motivational performance component, and performance-based equity relies too heavily on long-term goal setting or market-based results. Traditional performance-based awards also fail to measure significant progress towards multi-year strategic objectives and tend to focus only on the completion of long-term goals. The Committee considered traditional approaches to granting equity, but in 2009, chose the scorecard approach, which it believes is truly suited to the Company’s current situation and the long-term benefit of its stockholders.

Scorecard Approach. The scorecard approach allows the Company to reward executives for decisions that maximize the long-term health of the Company and that translate into long-term stockholder value creation. The scorecard provides a meaningful tool for the Company to communicate critical strategic objectives. This requires the executive to be accountable in the long-term for decisions made in the short-term.

The Company has adopted and implemented what it considers to be a true long-term approach to granting long-term incentives. The Committee will use the scorecard to measure financial and operational results and then determine the executives’ long-term incentive grant value based on

Company-wide results. The scorecard approach permits the Committee to use a process whereby the target long-term incentive grant value is adjusted based on the Company’s performance against annual strategic objectives.

Scorecard Process. The process for the strategic scorecard is:

•	In the first quarter of the year, the Company and the Committee agree on the top strategic priorities that will be included in the scorecard (typically three to five goals);

•	These priorities are outlined on a scorecard;

•

At the end of the year, the Committee evaluates the CEO’s assessment of Company performance against these objectives and progress toward long-term priorities, with measurable criteria for each objective;

•	The Committee then determines a “grade” for each priority and an overall grade for the Company on the strategic objectives;

•

The overall Company grade is applied to the target long-term incentive value for all participants (the highest grade would equate to 125% of target value, the lowest grade would equate to 75% of target value); and

•	The CEO determines individual allocation to participants based on individual performance.

2009 Goals. In 2009, the following strategic objectives were agreed upon by the Company and the Committee:

•	Grow and Diversify the Rig Fleet

•	Grow the Earnings Power of the Fleet

•	Enhance Leadership Development

•	Maximize Stockholder Value from Manufacturing Division

•	Enhance Tone at the Top

In March 2010, the Committee assessed performance against each of these strategic objectives and subjectively determined a grade for each priority and an overall Company grade. This grade was then used to set the long-term incentive value for participants’ 2010 restricted stock portion of the long-term incentive award.

Stock Ownership Guidelines

We believe it is important for our officers and directors to build and maintain a significant personal investment in our common stock. In January 2006, the Board of Directors approved these stock ownership guidelines for our NEOs, and in October 2007, the Board approved the stock ownership guideline for non-management directors:

Position	Value to be Retained
CEO	Five times base salary
Other NEOs	Three times base salary
Non-management Directors	Five times annual retainer

To facilitate implementation of these guidelines, an officer is required to retain 35% of “available shares” received pursuant to equity grants (including outstanding restricted stock and any restricted stock award, performance awards or stock option grants made after January 2006) until his ownership guideline is met, at which time the retention level is reduced to 15%. The retention requirement does not apply once an officer reaches 200% of the applicable ownership guideline or upon the age of 60. “Available shares” are shares remaining after payment of taxes, fees, commissions and any exercise price payments. For our non-management directors, the individual has five years to meet the guideline and ownership of RSUs counts toward such retention.

Perquisites

The Company provides NEOs with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program. Executives are provided with the following benefits as a supplement to their other compensation:

•

Use of Company vehicle or vehicle allowance: In the past, the Company has provided the NEOs with a vehicle for use for travel to and from the office and business-related events. The Company provided vehicles historically based on distance likely traveled and the individual’s need to transport employees, customers, vendors, investors and others for business purposes. The Company paid for all maintenance, insurance and gasoline for such vehicles. In 2008, we began phasing out many of our vehicles and most of our officers have elected instead to receive a car allowance of $15,000 per year. In 2009, all of our NEOs other than Mr. Keller elected to receive the car allowance. Mr. Ralls does not use a Company vehicle and does not receive a car allowance.

•

Use of club membership: The Company pays for the initiation fee and monthly membership fees for certain golf or social clubs for certain of the NEOs. The Company has encouraged certain members of management to belong to a golf or social club so that they have an appropriate entertainment forum for business purposes.

•

Use of Company entertainment facilities and airplanes: In 2009, the Company held sporting and other entertainment event tickets to entertain customers and vendors and for Company team-building. Sometimes, our employees are permitted to bring family members while entertaining third parties. For some of these events, Company-owned aircraft were used for travel. None of the NEOs or their family members used Company-owned aircraft for personal travel in 2009.

•	Executive physical program: At our expense, each of the NEOs is encouraged to have a complete and professional personal physical exam periodically.

•

Supplemental retirement plan: Each of the NEOs receives incremental retirement benefits under the Company’s supplemental retirement plan. This plan was amended in July 2009 to include cash balance and Savings Plan benefits on compensation in excess of IRS limits.

Benefits

The NEOs also participate in the Company’s other benefit plans on the same terms as other employees. These plans include a defined contribution plan, for which the Company matches up 100% of the first 6% of eligible salary contributed by the employee, a defined benefit pension plan, and medical, dental and term life insurance.

Employment Contracts and Severance Arrangements

We do not have any employment agreements or severance arrangements with our NEOs, other than related to a change in control as described below. For pension and benefit restoration plan (“SERP”) benefits payable as of December 31, 2010 upon a voluntary termination, involuntary termination or a change of control, please see the Potential Post-Employment Payment Table on page 33.

In December 2007, the Committee and the Board approved change in control agreements (“CIC Agreements”) with each of the executive officers, including the NEOs. In December 2008, the Company entered into a CIC Agreement with our new CEO, W. Matt Ralls. The CIC Agreements provide that, in the event the employment of the executive officer is terminated or modified under certain circumstances following a “change in control” of the Company (so-called “double trigger” agreements), the Company will pay the executive officer:

•	A multiple of the sum of the executive officer’s base salary and calculated bonus;

•	A calculated payment under the then current short-term incentive bonus opportunity;

•	An amount equal to any forfeited account balance or accrued benefit under tax qualified plans maintained by the Company; and

•	Any accrued but unused vacation pay.

The multiple of base salary and calculated bonus used for the change in control payment calculation is 2.99 for the chief executive officer, 2.0 for the other NEOs and 1.0 for all other executive officers. The CIC Agreements also provide for a parachute tax gross-up, medical coverage for a transition period and outplacement services. A supplement to the CIC Agreements provides that equity awards held by the officer will generally become fully vested and exercisable upon a change in control. Options will be exercisable until the earlier of the second anniversary of the change in control or the expiration of the original exercise period, and performance shares will be paid out at the target value of the award, with proration based on the timing of the change in control within the performance period. The Committee has committed not to include excise tax gross up provisions in future contractual arrangements with new NEOs.

Set forth below are the actual payments that would be made to each listed executive under the CIC Agreements in the event his employment is terminated or modified following a change in control of the Company. The payments listed below assume a termination date of December 31, 2009.

Payments	Ralls(1)	Russell	Keller	Buvens	Wells
Severance	$4,784,000	$1,463,120	$1,272,067	$1,155,978	$1,135,129
Prorata Bonus Payment	$1,156,000	$375,700	$303,450	$275,706	$275,706
Unvested Stock Option/SAR	$1,553,307	$355,462	$263,183	$204,341	$204,341
Unvested Restricted Stock	$2,034,747	$1,919,781	$1,632,502	$680,332	$679,087
LTI Plan Payment	$0	$677,177	$537,821	$450,944	$477,004
Retirement Benefit Payment	$22,739	$0	$0	$0	$0
Welfare Benefit Values	$24,141	$18,782	$16,094	$18,782	$16,094
Outplacement	$25,000	$25,000	$25,000	$25,000	$25,000
Excise Tax & Gross-Up	$2,728,355	$1,056,179	$784,219	n/a	$624,776

Aggregate Payments	$12,328,289	$5,891,201	$4,834,336	$2,811,082	$3,407,137

Director Compensation

In 2009, the Committee reviewed all aspects of non-management director compensation. Although the Committee believes non-management director compensation was below market, given the 2009 drilling industry and financial market conditions, the Committee determined not to make any adjustments at that time.

Indemnification Agreements

The Company has entered into an indemnification agreement with each of our NEOs and non-management directors (as well as certain other officers of the Company). These agreements provide for us to, among other things, indemnify the individual against certain liabilities that may arise by reason of his or her status or service as a director or officer, to advance expenses incurred as a result of certain proceedings and to cover him or her under our directors’ and officers’ liability insurance policy. These agreements are intended to provide indemnification rights to the fullest extent permitted under Delaware law and under our governing documents.

Accounting for Stock-Based Compensation

On January 1, 2006, the Company began accounting for stock-based compensation including its LTIP awards, in accordance with the requirements of SFAS No. 123R, now codified as FASB ASC Topic 718.

Limitation of Deductions

Section 162(m) of the Internal Revenue Code generally limits the deductibility of executive compensation paid to the Company’s NEOs to $1 million per year for federal income tax purposes, but contains an exception for certain performance-based compensation. In making compensation decisions, the Committee considers the potential deductibility of proposed compensation to its executive officers and will continue to do so in the future. However, the Committee may elect to approve non-deductible compensation arrangements if the Committee believes that such arrangements are in the best interests of the Company and its stockholders.

EXECUTIVE COMPENSATION

The following table summarizes executive compensation received by our NEOs for 2007, 2008 and 2009.

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8)	Total ($)
W. Matt Ralls,	2009	800,000		1,500,000	1,410,928	—	60,841	7,350
President & CEO(1)	2008	60,605	—	—	716,000	—	3,014	—	779,619

David P. Russell,	2009	400,000		650,000	611,394	—	148,715	25,211
EVP, Drilling	2008	400,000	306,393	968,291	—	75,807	315,739	30,474	2,096,704
Operations	2007	340,000	331,520	557,751	—	65,000	95,214	16,902	1,406,387

Mark A. Keller,	2009	350,000		481,250	452,674	—	126,333	19,588
EVP, Business Development	2008	350,000	240,836	846,733	—	67,864	260,870	22,832	1,789,135
	2007	325,000	271,050	479,886	—	62,750	89,505	28,432	1,256,623

John L. Buvens,	2009	318,000		373,650	351,466	—	150,220	19,288
EVP, Legal	2008	318,000	219,043	269,156	—	61,433	284,796	23,050	1,175,478
	2007	294,000	225,791	434,093	—	58,100	51,681	14,614	1,078,279

William H. Wells,	2009	318,000		373,650	351,466	—	93,142	19,288
VP, Finance	2008	318,000	219,289	269,156	—	61,187	145,002	23,050	1,035,684
and CFO	2007	289,000	199,368	426,738	—	57,100	34,866	17,198	1,024,270

(1)	Mr. Ralls joined the Company in December 2008 and became President and CEO effective January 1, 2009.
(2)	Amounts reflect annual salaries effective April 1 of the year indicated, except the 2008 amount for Mr. Ralls, which reflects base wages paid in 2008.
(3)	Amounts for 2009 reflect awards under the 2009 Bonus Plan that were paid in March 2010. Amounts for 2008 reflect awards under the 2008 Bonus Plan that were paid in March 2009. Amounts for 2007 reflect awards under the 2007 Bonus Plan and additional special bonus awards that were paid in February 2008.
(4)	Amounts for 2009 reflect aggregate grant-date fair values for 2009 restricted stock awards, which are computed in accordance with FASB ASC Topic 718. Each of the following restricted stock awards was valued at $16.69 per share: Ralls — 89,874 shares; Russell — 38,946 shares; Keller — 28,836 shares; Buvens — 22,389 shares; and Wells — 22,389 shares.

Amounts for 2008 reflect aggregate grant-date fair values for 2008 restricted stock awards, which are computed in accordance with FASB ASC Topic 718, and performance share targets, which are based on probable outcome of performance conditions. Each of the following restricted stock awards was valued at $40.56 per share: Russell — 11,544 shares; Keller — 8,547 shares; Buvens — 6,636 shares; and Wells — 6,636 shares. Each of the following restricted stock awards was valued at $14.71 per share: Russell — 33,995 shares and Keller — 33,995 shares; these shares were granted to Messrs. Russell and Keller as retention awards during our CEO transition period.

Amounts for 2007 reflect aggregate grant-date fair values for 2007 restricted stock awards, which are computed in accordance with FASB ASC Topic 718, and performance share targets, which are based on probable outcome of performance conditions. Each of the following restricted stock awards was valued at $37.93 per share: Russell — 12,477 shares; Keller — 10,734 shares; Buvens — 9,711 shares; and Wells — 9,546 shares. Each of the following performance share targets was valued at $37.79 per share: Russell — 2,236 shares; Keller — 1,925 shares; Buvens — 1,740 shares; and Wells — 1,711 shares.

(5)	Amounts for 2009 and 2008 reflect grant-date fair values for such awards, computed in accordance with FASB ASC Topic 718. The 2009 SAR awards were valued at $9.03 per share: Ralls — 156,249 shares; Russell — 67,707 shares; Keller — 50,130 shares; Buvens — 38,922 shares; and Wells — 38,922 shares. The 2008 stock option award was valued at $7.16 per share: Ralls — 100,000 shares.
(6)	Amounts for each year reflect awards under the Profit Sharing Plan that were paid in the first quarter of the following year. In each of 2007 and 2008, the award was the maximum payout (20% of base salary) under the Profit Sharing Plan. There was no Profit Sharing Plan in 2009.
(7)	Amounts reflect the aggregate increase during the applicable year in the actuarial present value of accumulated retirement plan benefits. The Company does not have a non-qualified deferred compensation plan. See pages 32 and 33 for further information regarding NEO retirement benefits.
(8)	All other compensation for 2009 included the following amounts:

Name	Company Contributions to Savings Plan(a)	Personal Use of Company Vehicle or Allowance(b)	Club Memberships (c)	Executive Physical	Total
Ralls	7,350	—	—	—	7,350
Russell	4,288	15,000	5,923	—	25,211
Keller	4,288	5,000	10,300	—	19,588
Buvens	4,288	15,000	—	—	19,288
Wells	4,288	15,000	—	—	19,288

(a)	Amounts reflect matching contributions made on behalf of each NEO in 2009 to the Savings Plan.
(b)	For Mr. Keller, the amount reflects the estimated cost of commuting miles driven during 2009 based upon the Company’s per mile cost for each vehicle. Mr. Keller did not otherwise use the vehicle for personal use. For the other NEOs, amount reflects the car allowance received in 2009. Mr. Ralls does not receive a car allowance.
(c)	Amounts reflect payments made on behalf of or reimbursements made to each NEO during 2009 for memberships to dining, golf or country clubs. These club memberships are primarily for business use. The entire amount has been included, although we believe that only a portion of this cost represents a perquisite.

2009 Grants of Plan-Based Awards

The following table shows potential non-equity incentive award payouts and grants of restricted stock and SARs during 2009 to our NEOs.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards (number of shares of stock) (2)	All Other Option/ Awards (number of securities underlying options) (3)	Grant-Date Fair Value of Stock and Option Awards ($ per Share)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (# Shares)	Maximum (# Shares)
Ralls	05/05/2009	—	800,000	1,600,000	—	—	—	89,874	156,249	16.69/9.03
Russell	05/05/2009	—	260,000	520,000	—	—	—	38,946	67,707	16.69/9.03
Keller	05/05/2009	—	210,000	420,000	—	—	—	28,836	50,130	16.69/9.03
Buvens	05/05/2009	—	190,800	381,600	—	—	—	22,389	38,922	16.69/9.03
Wells	05/05/2009	—	190,800	381,600	—	—	—	22,389	38,922	16.69/9.03

(1)	Reflects the range of bonus that potentially could have been earned during 2009 based upon the achievement of performance goals under our 2009 Bonus Plan. The amounts actually earned in 2009 have been determined, were paid in March 2010, and are reflected in the Executive Compensation table on page 29.
(2)	Reflects the number of shares of restricted stock granted in 2009 to our NEOs under our 2009 Incentive Plan. These awards vest pro rata over three years.
(3)	SARs were awarded under our 2009 Incentive Plan and vest pro rata over three years.
(4)	The dollar values of restricted stock disclosed in this column are equal to the aggregate grant date fair value computed in accordance with FAS 123R, except no assumptions for forfeitures were included. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 7 of the Notes to Consolidated Financial Statements in our 2009 Annual Report on Form 10-K.

Outstanding Equity Awards at December 31, 2009

The following table shows the number of shares underlying unexercised stock options and SARs and the number of shares and value of unvested restricted stock outstanding on December 31, 2009 for our NEOs.

	Option/SAR Awards(1)					Stock Awards
Name	Number of Securities Underlying Exercisable Options (#)	Number of Securities Underlying Unexercisable Options (#)	Option Exercise Prices($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares That Have Not Vested ($)(2)
Ralls	—	100,000	15.31	12/02/2018	89,874	2,034,747	—	—
	—	156,249	17.39	5/05/2019
Russell	3,350	—	21.19	4/25/2013	84,796	1,919,781	38,170	864,169
	10,000	—	25.27	7/21/2014
	13,100	—	24.98	5/17/2015
	6,372	—	43.85	4/28/2016
	—	67,707	17.39	5/05/2019
Keller	20,000	—	18.25	4/27/2010	72,107	1,632,503	29,870	676,257
	12,000	—	22.00	4/26/2011
	12,473	—	13.12	9/20/2011
	3,350	—	6.19	4/25/2013
	6,700	—	21.19	4/25/2013
	55,000	—	25.27	7/21/2014
	14,600	—	24.98	5/17/2015
	6,372	—	43.85	4/28/2016
	—	50,130	17.39	5/05/2019
Buvens	12,000	—	22.00	4/26/2011	30,050	680,332	24,666	558,438
	6,700	—	21.19	4/25/2013
	55,000	—	25.27	7/21/2014
	14,600	—	24.98	5/17/2015
	6,372	—	43.85	4/28/2016
	—	38,922	17.39	5/05/2019
Wells	9,000	—	22.00	4/26/2011	29,995	679,086	24,492	554,499
	5,025	—	21.19	4/25/2013
	25,000	—	25.27	7/21/2014
	11,700	—	24.98	5/17/2015
	6,258	—	43.85	4/28/2016
	—	38,922	17.39	5/05/2019

(1)	Amounts reflect remaining stock options or SARs granted between April 27, 2000 and May 5, 2009 under the Company’s equity plans. Stock options and SARs generally become exercisable pro rata over a three- or four-year service period, and all options or SARs not exercised expire ten years after the date of grant, except Mr. Ralls’ 2008 stock option grant, which has a three-year cliff vesting.
(2)	The amounts set forth in this column equal the number of shares indicated multiplied by the closing price of our common stock ($22.64) on December 31, 2009.
(3)	Performance awards shown assume a target payout and are net of forfeitures. Such shares will not be paid out, if at all, until after each performance period ends on May 8, 2010 and April 11, 2011.

2009 Option Exercises and Stock Vested

The following table shows the number and value of stock options exercised and stock vested during 2009 for our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Ralls	—	—	—	—
Russell	—	—	10,495	172,648
Keller	15,000	105,863	9,090	150,934
Buvens	27,073	293,157	8,112	135,739
Wells	—	—	7,690	128,438

(1)	The amounts set forth in this column equal the number of shares of stock acquired upon exercise during 2009 multiplied by the difference between the option exercise price and closing price of our common stock on the dates of exercise.
(2)	The amounts set forth in this column equal the number of shares of restricted stock that vested during 2009 multiplied by the closing price of our common stock on the date of vesting.

Equity Compensation Plans Not Approved by Security Holders

There are no equity compensation plans that have not been approved by our stockholders.

Pension Benefits Table

The table below shows the present value of accumulated benefit for each NEO at December 31, 2009, utilizing a discount rate of 5.97% for both the pension plan and benefit restoration plan (“SERP”).

	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit($)	Payments During Last Fiscal Year($)
Ralls	Pension Plan	1	15,389	—
	SERP	1	51,480	—
Russell	Pension Plan	25	844,620	—
	SERP	25	271,820	—
Keller	Pension Plan	17	858,114	—
	SERP	17	264,826	—
Buvens	Pension Plan	29	1,236,580	—
	SERP	29	279,264	—
Wells	Pension Plan	15	487,700	—
	SERP	15	93,966	—

Potential Post-Employment Payment Table

The following table reflects benefits payable in the event of voluntary termination, involuntary termination or a change of control as if the termination date were December 31, 2009 under the Company’s pension plan and SERP:

Voluntary Termination, Involuntary Termination or Change in Control (1)

	Plan Name	Age At 12/31/2009	Monthly Annuity - Age 60 Commencement ($)	Monthly Annuity - January 1, 2010 Commencement ($)	Lump Sum - Age 60 Commencement ($)	Lump Sum - January 1, 2010 Commencement ($)
Ralls	Pension Plan	60.49	—	—	15,389	15,389
	SERP	60.49	—	—	51,480	51,480
Russell	Pension Plan	48.61	7,827	3,411	29,994	17,150
	SERP	48.61	2,264	986	37,364	21,364
Keller	Pension Plan	57.61	5,459	4,799	19,179	17,150
	SERP	57.61	1,542	1,356	16,622	14,864
Buvens	Pension Plan	53.97	9,088	6,323	28,059	20,825
	SERP	53.97	1,883	1,310	19,514	14,484
Wells	Pension Plan	47.69	4,734	1,888	24,768	13,475
	SERP	47.69	787	314	21,769	11,844

(1)	On July 1, 2009, the Company transitioned to a cash balance formula under the Rowan Pension Plan (“Pension Plan”). At that time, the traditional defined benefit formula under the Pension Plan was frozen with no future accruals under that formula. Going forward, participants’ pension benefits are now made up of the frozen traditional formula benefit and the new cash balance amount. Similar to the Pension Plan, the Benefit Restoration Plan of Rowan Companies, Inc. was amended to freeze the traditional restoration benefit and to provide a supplemental cash balance benefit going forward.

PROPOSAL NO. 2

APPROVAL OF AMENDMENTS TO THE COMPANY’S RESTATED CERTIFICATE OF

INCORPORATION

Subject to stockholder approval, the Board has approved amendments to the Company’s Restated Certificate of Incorporation (“Certificate”) that would remove all supermajority voting requirements. The Board approved these amendments in the interest of allowing stockholders to take certain actions by a majority vote rather than a supermajority vote. The Board believes that these amendments are consistent with evolving standards of good governance and reflect the views of many of the Company’s stockholders.

The Certificate contains the following supermajority provisions, by Article number:

•

Fourth. Requires a vote of at least two-thirds (2/3) of the outstanding shares of the affected preferred stock to amend, alter or repeal any of the provisions of the Certificate that adversely affect the rights of such preferred stockholders.

•	Eighth. Requires a vote of at least 80% of the outstanding shares normally entitled to vote in the election of directors to adopt, alter, amend or repeal the Bylaws.

•

Tenth. Requires a vote of at least 80% of the outstanding shares normally entitled to vote in the election of directors to approve certain transactions involving a Related Person (as defined in the Certificate).

•

Sixteenth. Requires a vote of at least 80% of the outstanding shares entitled to vote in the election of directors to amend or repeal Articles Eighth, Tenth, Fourteenth (provides for a staggered Board) and Fifteenth (prohibits stockholder action by written consent) of the Certificate.

Information about the Four Amendments to the Certificate

The following summary does not contain all the information that may be important to you. The complete text of the Certificate of Amendment setting forth the Articles as they are proposed to be amended (the “Amendment”) is included in Appendix A to this Proxy Statement. The following summary is qualified in its entirety by reference to the text of the Amendment. You are urged to read the Certificate of Amendment in its entirety.

Adoption of majority vote standard for preferred stock amendments. The Board has approved an amendment to Article Fourth of the Certificate to replace the supermajority vote of the affected preferred stock required to amend, alter or repeal any of the provisions of the Certificate that adversely affect the rights of such preferred stockholders. The new provision in the Amendment will require the vote of holders of the majority of such shares of preferred stock outstanding.

Adoption of majority vote standard for stockholder amendments to the Amended and Restated Bylaws. The Board has approved an amendment to Article Eighth of the Certificate to replace the supermajority voting provision for stockholder amendments to the Bylaws. The new provision in the Amendment will require the vote of holders of a majority of the outstanding shares normally entitled to vote in the election of directors to adopt, alter, amend or repeal the Bylaws.

Adoption of majority vote standard for approving certain related person transactions. The Board has approved an amendment to Article Tenth to replace the supermajority voting provision for approving certain transactions involving a Related Person. The new provision in the Amendment will require the vote of holders of a majority of the outstanding shares normally entitled to vote in the election of directors to approve these transactions.

Removal of supermajority vote standard for certain amendments to Certificate. The Board has approved the removal of Article Sixteenth of the Certificate. A supermajority vote would no longer be required to amend Articles Eighth (described above), Tenth (described above), Fourteenth (provides for a staggered Board) and Fifteenth (prohibits stockholder action by written consent) or to add any article imposing cumulative voting in the election of directors.

Amendment of Bylaws

Subject to approval of the proposed Amendment by the stockholders, the Board has approved an amendment to the Company’s Bylaws to eliminate the supermajority voting requirement contained in Article X of the Bylaws. After giving effect to this amendment of the Bylaws, the vote of holders of a majority of the outstanding shares normally entitled to vote in the election of directors will be required to adopt, alter, amend or repeal the Bylaws, and the Bylaws will be consistent with Article Eighth of the Certificate, as amended.

Voting Requirements

The affirmative vote of at least 80% of the votes of holders of the shares outstanding and entitled to vote in the election of directors is required to approve each of the proposed amendments. If approved and adopted by the requisite vote of stockholders, the proposed Amendment will become effective upon filing of the Certificate of Amendment with the Secretary of State of Delaware.

Recommendation of the Board

The Board of Directors recommends a vote “FOR” approval of each of these amendments to the Certificate.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT AUDITORS

The firm of Deloitte & Touche LLP has been appointed as principal auditors for the Company for the year ending December 31, 2010. We are asking you to ratify that appointment. A representative of Deloitte & Touche LLP is expected to be present at the 2010 Annual Meeting of Stockholders and will be offered the opportunity to make a statement if he desires to do so. Such representative will also be available to respond to appropriate questions.

The Audit Committee approved the appointment of Deloitte & Touche LLP to conduct the audit of the Company’s financial statements for fiscal year 2010.

Recommendation of the Board

The Board of Directors and Audit Committee recommend you vote FOR ratification of the appointment of Deloitte & Touche LLP as independent auditors.

AUDIT COMMITTEE REPORT

Membership and Role of the Audit Committee

Our Audit Committee members are all non-employee members of the Board of Directors: William T. Fox III (Chairman), Thomas R. Hix and Robert E. Kramek. The Audit Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s website at www.rowancompanies.com under Investor Relations — Governance — Audit Committee Charter and is available in print upon request. Each of the members of the Audit Committee meets the independence requirements of the New York Stock Exchange currently in effect and is financially literate as such qualifications are interpreted by the Board of Directors in its business judgment. However, the Audit Committee is not professionally engaged in the practice of accounting, auditing and evaluating auditor independence. The Audit Committee held five meetings during 2009.

Review of the Company’s Audited Financial Statements for the Year ended December 31, 2009

The Audit Committee has reviewed and discussed with the Company’s management the audited consolidated financial statements of the Company for the year ended December 31, 2009. The Audit Committee has also discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, regarding communication with audit committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche required by the applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Deloitte & Touche LLP its independence from management and the Company.

Based on the Audit Committee’s review and discussions with management and the independent auditors, and subject to the limitations of the Audit Committee’s role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

The Audit Committee of the Board of Directors

William T. Fox III, Chairman

Thomas R. Hix

Robert E. Kramek

February 25, 2010

The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

The table below sets forth the fees paid to Deloitte & Touche LLP over the past two years. All such audit, audit-related and tax services were pre-approved by the Audit Committee, which concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee has delegated to its Chairman the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by the Company’s independent auditors and associated fees, provided that the Chairman shall report any decisions to pre-approve such audit-related and non-audit services and fees to the full Audit Committee at its next regular meeting.

Fees billed by Deloitte & Touche LLP in 2009 and 2008 were as follows:

	2009	2008
Audit fees(a)	$3,387,459	$3,587,960
Audit-related fees(b)	3,600	11,796
Tax fees(c)	1,460,405	2,055,016
All other fees	—	—

Total	$4,851,464	$5,654,772

(a)	Fees for audit services billed in 2009 and 2008 consisted of:

•	Audit of the Company’s annual financial statements;

•	Reviews of the Company’s quarterly financial statements;

•	Statutory audits;

•	Services related to SEC matters; and

•	Attestation of management’s assessment of internal controls, as required by Section 404 of the Sarbanes-Oxley Act.

(b)	Fees for audit-related services billed in 2009 and 2008 consisted of subscriptions to an online technical library.

(c)	Fees for tax services billed in 2009 and 2008 consisted of tax compliance and tax planning advice. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

All of Rowan’s directors, executive officers and any greater than ten percent stockholders are required by Section 16(a) of the Exchange Act to file with the SEC initial reports of ownership and reports of changes in ownership of Rowan common stock and to furnish the Company with copies of such reports. Based on a review of those reports and written representations that no other reports were required, we believe that all applicable Section 16(a) filing requirements were complied with during the year ended December 31, 2009, except for an error in reporting Mr. Ralls’ holdings on his initial Form 3, and a failure to report two small transactions on a Form 4, each relating to shares held in a custodial account.

Form 10-K

The Company will furnish without charge to any person whose proxy is being solicited, upon written request of such person, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC, including the financial statements and any financial statement schedules thereto. The Company will furnish to any such person any exhibit described in the list accompanying the Form 10-K, upon the payment, in advance, of reasonable fees related to the Company’s furnishing such exhibit(s). All requests for copies of such report and/or exhibit(s) should be directed to Ms. Melanie M. Trent, Corporate Secretary, at the Company’s principal address shown below.

Questions?

If you have any questions or need more information about the Annual Meeting please write to us at our principal executive offices:

Melanie M. Trent, Corporate Secretary

Rowan Companies, Inc.

2800 Post Oak Boulevard, Suite 5450

Houston, Texas 77056

Appendix A

PROPOSED AMENDMENTS TO RESTATED CERTIFICATE OF INCORPORATION

The following amendments are contingent upon receipt of the requisite affirmative vote of the Company’s stockholders and the filing of a Certificate of Amendment to the Company’s Restated Certificate of Incorporation with the Secretary of State of the State of Delaware by and on behalf of the Company.

1.	Subparagraph A3 (A. Preferred Stock, 3. Voting) of Article FOURTH is hereby amended by replacing the reference to “two-thirds (2/3)” with “the majority.”

2.	Article NINTH is hereby amended by replacing the reference to “eighty percent (80%)” with “a majority.”

3.	Article TENTH is hereby amended by replacing the reference to “eighty percent (80%)” with “a majority.”

4.	Article SIXTEENTH is hereby deleted.

A-1

ROWAN COMPANIES, INC. 2800 POST OAK BOULEVARD SUITE 5450 HOUSTON, TEXAS 77056

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	☒	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:

			☐	☐	☐
1.	Election of Directors
Nominees

01	William T. Fox III	02 Sir Graham Hearne		03 H.E Lentz		04 P.Dexter Peacock

The Board of Directors recommends you vote FOR the following proposal(s):	For	Against	Abstain

2 Approve amendments to the company’s restated Certificate of Incorporation to eliminate all supermajority voiting requirments.	☐	☐	☐

3 Ratify the appointment of Deloitte Touche LLP as independent auditors.	☐	☐	☐

NOTE: The Board of Directors recomends that you vote FOR items 1,2, and 3. The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR each of the nominees and FOR items 2 and 3. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com.

ROWAN COMPANIES, INC.

This proxy is solicited by the Board of Directors

Annual Meeting of Stockholders

April 29, 2010

The stockholder(s) hereby appoint(s) W. Matt Ralls and Melanie M. Trent, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Rowan Companies, Inc. that the stockholder(s) is/are entitled to vote at the 2010 Annual Meeting of Stockholders of Rowan Companies, Inc., and any adjournment or postponement thereof, and, in their discretion, on all other matters that may properly come before such meeting. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the 2010 Annual Meeting of Stockholders or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH NOMINEE LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Continued and to be signed on reverse side